Exhibit 21.1

VIDAROO CORPORATION
List of Subsidiaries

Name of Subsidiary	State of Incorporation	Operational Name	Percent Ownership
E360, LLC	Florida	E360	95%
Media Evolutions, Inc	Florida	Media Evolutions	(1)

(1)	Gen2Media controls the operations of Media Evolutions through a management contract dated July 8, 2008.